Exhibit 10.10

October 28, 2011

Home Loan Center, Inc.

163 Technology Drive

Irvine, California 92618

Attention:  Mr. Rian Furey

Re:	Master Repurchase Agreement, dated as of October 30, 2009, between JPMorgan Chase Bank, N.A., as Buyer, and Home Loan Center, Inc., as Seller and the related Side Letter of even date therewith

Ladies and Gentlemen:

This letter (this “Fifth Amendment to Side Letter”) amends, for the fifth time, the Side Letter dated October 30, 2009 (the “Original Side Letter”) that was executed concurrently with the captioned Master Repurchase Agreement (as amended by Letter Agreement dated November 27, 2009, Amendment No. 1 to Master Repurchase Agreement dated March 11, 2010, Amendment No. 2 to Master Repurchase Agreement dated March 11, 2010, Amendment No. 3 to Master Repurchase Agreement dated July 22, 2010, Amendment No. 4 to Master Repurchase Agreement dated October 29, 2010, Amendment No. 5 to Master Repurchase Agreement dated March 31, 2011, and Amendment No. 6 to Master Repurchase Agreement dated June 29, 2011, collectively, the “Agreement”).  Reference is here made to the Original Side Letter (as previously amended by Amendment No. 1 to Side Letter dated March 11, 2010, the Second Amendment to Side Letter dated October 29, 2010, the Third Amendment to Side Letter dated March 31, 2011, and the Fourth Amendment to Side Letter dated June 29, 2011, the “Amended Side Letter” and as amended hereby, the “Side Letter”) and the Agreement for all purposes.  Capitalized terms defined in the Amended Side Letter or the Agreement and used but not defined differently in this Fifth Amendment to Side Letter have the same meanings here as in the Amended Side Letter and the Agreement.

The Seller has requested, and the Buyer has agreed to increase the Facility Amount.  For good and valuable consideration received by each Party from the other Party, the receipt and sufficiency of which are hereby acknowledged, effective as of the date of this Fifth Amendment to Side Letter, Buyer and Seller hereby amend the Side Letter as follows:

1.                                       Commitment.  The text of Paragraph 1 of the Amended Side Letter is amended to read as follows:

Subject to the terms and conditions set forth in the Agreement, Buyer agrees to enter into Transactions from time to time under the Agreement, as supplemented by this Side Letter, with respect to Eligible Mortgage Loans having a maximum aggregate Purchase Price outstanding at any one time of One Hundred Twenty-Five Million Dollars ($125,000,000) during the period from the date hereof until the Termination Date (such maximum amount applicable from time to time as aforesaid, the “Facility Amount”).

The Parties further agree that they may increase or decrease the Facility Amount to any amount from time to time in the future by executing a letter agreement stating the new Facility Amount and the period of time that it will be in effect.  If the Facility Amount is so increased at any time or times, it shall be a condition precedent to each such increase’s becoming effective that the Seller first increase the deposit balance in the Cash Pledge Account to the Required Amount (determined in accordance with Paragraph 5(b) of the Agreement) for such increased Facility Amount.

At the time of any reduction in the Facility Amount, whether pursuant to a letter agreement decreasing the Facility Amount or because the time limit for any increase in the Facility Amount shall have expired, Seller shall be obligated, without notice or demand, to make a cash payment to Buyer in an amount equal to the excess of the Aggregate Purchase Price over the reduced Facility Amount, to be applied by Buyer to reduce the Repurchase Prices of Purchased Mortgage Loans that are then subject to outstanding Transactions.  The Guaranties shall not be reduced, limited, canceled, terminated or impaired in any way by any such future change in the Facility Amount, whether or not the Guarantors concurrently execute a confirmation of the Guaranties.

3.                                       Pricing Rate.  The first sentence of Paragraph 3 of the Side letter is amended to read as follows:

For purposes of the Agreement and all other Transaction Documents, “Pricing Rate” means for any Purchased Mortgage Loan as of any date of determination, the following respective rates or if Buyer shall in Buyer’s sole discretion elect from time to time to give Seller a notice specifying lower Pricing Rate(s) for a specified time period, such lower Pricing Rate(s) specified in such notice for the time period specified in such notice:

(a)                                  for any CL Loan, the per annum percentage rate equal to the sum of (i) the greater of the Adjusted LIBOR Rate for such day and two percent (2.00%) and (ii) one and one-half percent (1.50%);

(b)                                 for any CL Jumbo Loan, the per annum percentage rate equal to the sum of (i) the greater of the Adjusted LIBOR Rate for such day and two percent (2.00%) and (ii) one and three-fourths percent (1.75%); and

(c)                                  for any other Eligible Mortgage Loan, the per annum percentage rate equal to the sum of (i) the greater of the Adjusted LIBOR Rate for such day and two percent (2.00%) and (ii) one and one-half percent (1.50%).

The definitions of “Adjusted LIBOR Rate”, “LIBOR Rate” and “Statutory Reserve Rate” set forth in Paragraph 3 of the Side Letter are not hereby amended and continue to be defined as set forth in Paragraph 3 of the Side Letter.

Notwithstanding any other provision of this Fifth Amendment to Side Letter, the amendment of the Amended Side Letter provided for above shall not become effective until (i) the Parties have executed and delivered this Fifth Amendment to Side Letter, and (ii) the Guarantors have executed a confirmation of the Guaranties in form and substance acceptable to Buyer.  Such amendment shall become effective automatically upon the last to occur of the two events described in clauses (i) and (ii) of the immediately preceding sentence.

The Parties hereby ratify and confirm the Agreement and, as further amended hereby, the Amended Side Letter, to be in full force and effect.

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Please confirm our mutual agreement as set forth herein and acknowledge receipt of this Fifth Amendment to Side Letter by executing the enclosed copy of this letter and returning it to JPMorgan Chase Bank, N.A., 712 Main Street, 9th Floor, Houston, Texas 77002, Attention: John Greene (email john.r.greene@jpmchase.com or fax (713) 216-2818).  If you have any questions concerning this matter, please contact me by email, or by phone at (713) 216-0255.

Very truly yours,

JPMORGAN CHASE BANK, N.A.,
as Buyer

By:	/s/ John Greene
John Greene
Underwriter and Assistant Vice President

CONFIRMED AND ACKNOWLEDGED:

HOME LOAN CENTER, INC.,
as Seller

By:	/s/ Rian Furey
Name:	Rian Furey
Title:	SVP and COO